Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292, martina.schwarzkopf@russopartnersllc.com
Tony Russo, Ph.D., Russo Partners, (212) 845-4251, tony.russo@russopartnersllc.com

NEWS RELEASE

Endocyte Reports Third Quarter 2013 Financial Results and Provides Business Update

- Conference call today at 4:30 p.m. EST –

West Lafayette, Ind., Nov. 5, 2013 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases, today announced financial results for the third quarter ending Sept. 30, 2013, and provided a business update.

“We made significant progress with our clinical programs during the third quarter and look forward to reporting several important milestones over the next few months,” said Ron Ellis, Endocyte’s president and chief executive officer. “Enrollment for our Phase 3 PROCEED trial for vintafolide and etarfolatide in platinum resistant ovarian cancer remains on schedule, and we still anticipate an interim analysis at 250 FR(100%) patients during the second quarter of 2014.”

“In addition we continue to expect the near-term EU opinion regarding conditional approval for vintafolide and etarfolatide and are actively engaged with the EU regulators in that process while collaborating closely with Merck in preparation for a potential approval and launch,” Ron Ellis added. “We also expect to report top-line results from our Phase 2b TARGET trial in non-small cell lung cancer (NSCLC) during the first quarter of 2014. Lastly, we are pleased to announce that the FDA has accepted an investigational new drug application (IND) for EC1456, our folate-targeted tubulysin candidate, and we are currently screening patients for enrollment in this trial. This represents a significant step forward for our broader pipeline as we continue to develop additional targeted therapeutics using our novel SMDC platform.”

Recent Highlights

•	Announced FDA acceptance of IND for EC1456, a folate-targeted tubulysin therapeutic; currently screening patients for enrollment in Phase 1 trial
•	Entered into an exclusive license agreement with Nihon Medi-Physics (NMP) to develop and commercialize companion imaging diagnostic etarfolatide for cancer in Japan
•	Announced DSMB recommendation for continuation of vintafolide/docetaxel combination in the Phase 2b TARGET trial in non-small cell lung cancer
•	Announced article published online in the Journal of Clinical Oncology showing that the Phase 2 PRECEDENT trial in platinum-resistant ovarian cancer demonstrated an improvement in PFS

Third Quarter 2013 Financial Results

Endocyte reported a net loss of $3.0 million, or $0.08 per basic and diluted share for the third quarter of 2013, compared to a net loss of $1.2 million, or $0.03 per basic and diluted share, for the same period in 2012.

Revenue was $16.6 million for the third quarter of 2013 associated with the collaboration with Merck. Of this revenue, $14.1 million related to the amortization of the upfront license payment, milestones and reimbursable expenditures occurring prior to the third quarter of 2013. The remaining $2.5 million of revenue related to amortization of reimbursable expenditures incurred during the third quarter of 2013. The amortization for the upfront license fee, ongoing research and development services, and general and administrative expenses relating to patent expense for vintafolide is recognized as revenue ratably over a performance period that began at the closing date of the agreement, April 27, 2012, and is expected to conclude at the end of 2014.

Research and development expenses were $13.5 million for the third quarter of 2013, compared to $9.9 million for the same period in 2012. The increase was driven by PROCEED trial costs, costs associated with accelerated patient enrollment in the TARGET trial, as well as development costs related to the expansion and advancement of the preclinical pipeline and compensation expense. Merck funds manufacturing costs for vintafolide, along with a portion of the PROCEED trial and all of the TARGET trial costs under the companies’ collaboration agreement. As of the end of the third quarter, manufacturing responsibilities have been fully transitioned to Merck, and manufacturing costs will not appear in research and development expenditures going forward. Adjusted research and development expenses were $9.0 million for the third quarter of 2013, net of the $4.5 million current period expenses reimbursable by Merck referred to above.

General and administrative expenses were $6.1 million for the third quarter of 2013, compared to $3.8 million for the same period in 2012. The increase in expenses was attributable to establishing commercial capabilities and an increase in compensation expenses driven by new hires. Merck funds all patent expenses for vintafolide under the companies’ collaboration agreement. Adjusted general and administrative expenses were $6.0 million for the third quarter of 2013, net of the $0.2 million current period expenses reimbursable by Merck referred to above.

Cash, cash equivalents and investments were $159.2 million at September 30, 2013, compared to $169.8 million at June 30, 2013, and $201.4 million at Dec. 31, 2012. Net cash outflow from operations for the third quarter of 2013 was $10.6 million compared to $16.1 million in the second quarter of 2013 and $6.8 million in the third quarter of 2012.

“Our cash position remains strong as we invest in the development of our proprietary pipeline going forward,” commented Michael Sherman, chief financial officer of Endocyte. “Looking ahead, Merck will be financially responsible for the development of vintafolide in new indications.”

Financial Guidance

Endocyte continues to expect that its cash, cash equivalents and investments will be between $145.0 - $160.0 million at Dec. 31, 2013.

Upcoming Expected Milestones

•	Receive opinion from CHMP (Committee for Medicinal Products for Human Use) on pending EU marketing authorization applications for vintafolide and etarfolatide in December or January
•	File IND and initiate clinical trial for PSMA-targeted tubulysin therapeutic and companion imaging agent in early 2014
•	Report top-line data from the Phase 2b TARGET trial in NSCLC in the first quarter of 2014
•	Under collaboration with Merck, initiate randomized trial for vintafolide in folate receptor (FR)-positive triple negative breast cancer in the first half of 2014
•	Complete enrollment of 250 FR(100%) patients and provide an update on DSMB decision for potential expansion of enrollment in the second quarter of 2014
•	File IND and initiate clinical trial for folate inflammation therapeutic and companion imaging drug candidates in the second half of 2014

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Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EST.

U.S. and Canadian participants:	(877) 845-0711
International:	(760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investor Relations section of the Endocyte website, www.endocyte.com.

A replay of the call will be available beginning at 7:30 p.m. EST on Nov. 5, until midnight EST on Nov. 11, 2013. To access the replay, please dial (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International) and reference the conference ID 83218992. Additionally, the webcast will be recorded and available on the company's website for two weeks following the call.

Note on Non-GAAP Financial Measures

As used in this press release, the term “adjusted research and development expenses” and “adjusted general and administrative expenses” are financial measures not expressly recognized by accounting principles generally accepted in the United States, or GAAP. These measures are net of the amounts reimbursable during a period by Merck pursuant to the collaboration agreement for vintafolide which for U.S. GAAP purposes are ultimately recorded as revenue. Endocyte provides these non-GAAP financial measures to enhance comparability with prior periods and uses it as a basis for guidance regarding future operations. A reconciliation of these non-GAAP measures to the most directly comparable measures computed in accordance with GAAP is included in the financial tables below.

About Endocyte

Endocyte is a biopharmaceutical company and leader developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the potential regulatory approval and commercial launch of products, the success of the Merck collaboration, the initiation of future clinical trials, the enrollment period for and availability of data from ongoing and future clinical trials, and the company's timeline for seeking regulatory approval to initiate clinical trials for new compounds. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, unavailability of DOXIL or CAELYX, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Endocyte, Inc.

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2013	2012	2013

Collaboration revenue	$12,415	$16,600	$20,228	$47,597
Costs and expenses:
Research and development	9,930	13,500	25,153	44,366
General and administrative	3,815	6,143	10,104	18,610
Total costs and expenses	13,745	19,643	32,257	62,976
Loss from operations	(1,330)	(3,043)	(15,029)	(15,379)

Interest income	96	111	137	377
Interest expense	(1)	(1)	(628)	(2)
Other expense, net	(4)	(108)	(923)	(126)
Net loss	$(1,239)	$(3,041)	$(16,443)	$(15,130)

Net loss per share – basic and diluted	$(0.03)	$(0.08)	$(0.46)	$(0.42)

Comprehensive loss	$(1,123)	$(2,932)	$(16,370)	$(15,182)

Weighted average number of common shares used in net loss per share – basic and diluted	35,881,112	36,077,440	35,841,116	36,000,242

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Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of September 30,
	2012	2013
		(unaudited)
Assets
Cash, cash equivalents and investments	$201,378	$159,192
Other assets	12,701	16,380
Total assets	$214,079	$175,572

Liabilities and stockholders’ equity
Current liabilities	$10,478	$12,560
Deferred revenue, current portion	51,993	58,106
Deferred revenue, net of current portion	51,993	15,458
Other liabilities, net of current portion	42	39
Total stockholders’ equity	99,573	89,409
Total liabilities and stockholders’ equity	$214,079	$175,572

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Endocyte, Inc.

Reconciliation of Adjusted Research and Development Expenses and General and Administrative Expenses

(in thousands, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2012	2013	2012	2013
Research and development expenses	$9,930	$13,500	$25,153	$44,366
Amounts reimbursable by Merck	(4,620)	(4,536)	(7,763)	(15,446)
Adjusted research and development expenses	$5,310	$8,964	$17,390	$28,920

General and administrative	$3,815	$6,143	$10,104	$18,610
Amounts reimbursable by Merck	–	(188)	–	(708)
Adjusted general and administrative expenses	$3,815	$5,955	$10,104	$17,902

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